CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 1165 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 30, 2024 on the financial statements and financial highlights of the First Sentier Global Listed Infrastructure Fund and First Sentier American Listed Infrastructure Fund, each a series of the Advisors Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2025